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                                                     Exhibit 99(i)-Press Release


                                                     Joyce M. Joy
                                                     Vice President/Marketing
Vernon, CT - April 24, 2001

               RODNEY C. DIMOCK ELECTED TO BOARD OF DIRECTORS FOR
             ALLIANCE BANCORP OF NEW ENGLAND, INC. AND TOLLAND BANK

Rodney C. Dimock has been elected to the Board of Directors of Alliance Bancorp of New England, Inc. and Tolland Bank. Currently a Principal in Arrow Capital, a private investment, property development, and consulting services company, Mr. Dimock fills the unexpired term of Mark L. Summers, Vice President and co-founder of CNC Software Incorporated, who resigned due to the demands of his own business, which has made it difficult for him to devote time to Alliance Bancorp and Tolland Bank.

Joseph H. Rossi, President and CEO, said "We accept Mark's resignation with regret, and we sincerely appreciate his contribution to our Board over the past 2 1/2 years. We wish Mark the best in his own business and personally. We are very pleased to have someone with Rod's expertise join us and are delighted that Rod's new business pursuit has brought him back to the Hartford area, and that he is available to rejoin our Board. A native of Ellington, Connecticut, Rod has strong ties to our local community, and previously served on the Tolland Bank Board of Directors from 1980 to 1996."

Mr. Dimock had a 23 year career at Aetna Life and Casualty Company, where he held various real estate investment positions culminating in several years as President of Aetna Realty Investors, Inc., which was one of the country's largest real estate investment management advisors.

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Rodney C. Dimock Elected to Board
April 24, 2001
Page 2

Following his Aetna career, Mr. Dimock held various positions, including President, COO and Director, at Cornerstone Properties Inc.(NYSE:CPP), a $4.5 billion real estate investment trust (REIT), which owned and operated major office buildings throughout the U.S.

Mr. Dimock is a graduate of Williams College, where he received a degree in Economics. He has also served on industry association and non-profit Boards, including the National Association of Real Estate Investment Managers (NAREIM), the Building Owners and Managers Association International (BOMA), the Real Estate Clearinghouse, Child and Family Services of Connecticut, and Rockville General Hospital.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the holding company for Tolland Bank, a Connecticut-chartered savings bank with nine offices serving the market in central and eastern Connecticut. (www.alliancebancorp.com and www.tollandbank.com)

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